Exhibit 4.2

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”) dated as of September 27, 2011 is by and between BUSINESS VITALS, LLC, a South Carolina limited liability company (the “New Subsidiary”), and REGIONS BANK, in its capacities as Administrative Agent and Collateral Agent under that certain Credit Agreement dated as of May 20, 2011 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among EarthLink, Inc., a Delaware corporation (the “Company”), certain other Credit Parties party thereto from time to time, the Lenders from time to time party thereto and Regions Bank, as Administrative Agent and Collateral Agent.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Credit Parties have elected or are required by Section 6.10 of the Credit Agreement to cause the New Subsidiary to become a “Guarantor” thereunder.  Accordingly, the New Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the holders of the Obligations:

1.             The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement.  The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement.  Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby, jointly and severally together with the other Guarantors, guarantees to each holder of the Obligations and the Administrative Agent, as provided in Section 8 of the Credit Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2.             The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Pledge Agreement and a “Pledgor” for all purposes of the Pledge Agreement, and shall have all the obligations of a Pledgor thereunder as if it had executed the Pledge Agreement.  The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Pledge Agreement.  Without limiting the generality of the foregoing terms of this paragraph 2, the New Subsidiary hereby grants, pledges and assigns to the Collateral Agent, for the benefit of the holders of the Obligations, a continuing security interest in any and all right, title and interest of the New Subsidiary in and to the Equity Interests identified on Schedule 3 hereto and all other Pledged Collateral (as defined in the Pledge Agreement) of the New Subsidiary to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations (as defined in the Pledge Agreement).

3.             The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Security Agreement and a “Grantor” for all purposes of the Security Agreement, and shall have all the obligations of a Grantor thereunder as if it had executed the Security Agreement.  The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement.  Without limiting the generality of the foregoing terms of this paragraph 3, the New Subsidiary hereby grants, pledges and assigns to the Collateral Agent, for the benefit of the holders of the Obligations, a continuing security interest in any and all right, title and interest of the New Subsidiary in and to the Collateral (as defined in the Security Agreement) of the New Subsidiary to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations (as defined in the Security Agreement).

4.             The New Subsidiary hereby represents and warrants to the Administrative Agent and the Lenders that:

(a)           The New Subsidiary’s exact legal name and state of formation are as set forth on the signature pages hereto.

(b)           The New Subsidiary’s taxpayer identification number and organization number are set forth on Schedule 1 hereto.

(c)           Other than as set forth on Schedule 2 hereto, the New Subsidiary has not changed its legal name, changed its state of formation, been party to a merger, consolidation or other change in structure in the five years preceding the date hereof.

(d)           Schedule 3 hereto lists each Subsidiary of the New Subsidiary, together with (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) the certificate number(s) of the certificates evidencing such Equity Interests and number and percentage of outstanding shares of each class owned by the New Subsidiary (directly or indirectly) of such Equity Interests and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto.

5.             The address of the New Subsidiary for purposes of all notices and other communications is the address designated for all Credit Parties in Section 11.1 of the Credit Agreement or such other address as the New Subsidiary may from time to time notify the Administrative Agent in writing.

6.             This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

7.             THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signatures on Following Page(s)]

IN WITNESS WHEREOF, the New Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officer, and Regions Bank, in its capacities as Administrative Agent and the Collateral Agent, for the benefit of the holders of the Obligations, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

BUSINESS VITALS, LLC,
a South Carolina limited liability company

		By:	/s/ Samuel DeSimone, Jr.
		Name:	Samuel DeSimone, Jr.
		Title:	Executive Vice President, General Counsel and Secretary

Acknowledged and accepted:

REGIONS BANK,
as Administrative Agent and Collateral Agent

By:	/s/ Stephen A. Brothers
Name:	Stephen A. Brothers
Title:	Senior Vice President

EARTHLINK, INC

JOINDER AGREEMENT

Schedule 1

to Joinder Agreement

Taxpayer Identification Number; Organizational Number

New Subsidiary	Taxpayer Identification Number	Organizational Number
Business Vitals, LLC	37-1420740	N/A

Schedule 2

to Joinder Agreement

Changes in Legal Name or State of Formation;

Mergers, Consolidations and other Changes in Structure

Acquisition by EarthLink Business Holding Corp. pursuant to that certain Purchase Agreement, dated as of July 20, 2011, by and among EarthLink Business Holding Corp., Business Vitals, LLC, Card Down Enterprises, LLC and Jeffrey L. Brewer

Schedule 3

to Joinder Agreement

Equity Interests

None.